Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

February 9, 2009

Landmark Bancorp, Inc. Announces Earnings for the Quarter and Year Ended December 31, 2008 and Declares a Cash Dividend

(Manhattan, KS, February 9, 2009) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported earnings per share for the quarter ended December 31, 2008 of $0.32, versus $0.54 for the quarter ended December 31, 2007.  Net earnings for the quarter ended December 31, 2008 were $760,000, a decrease of $606,000 as compared to the quarter ended December 31, 2007.  Earnings per share for the year ended December 31, 2008 were $1.89, versus $2.10 for the year ended December 31, 2007.  Net earnings for the year ended December 31, 2008 were $4.6 million, a decrease of $849,000 as compared to the year ended December 31, 2007.  Additionally, the Board of Directors declared a cash dividend of 19 cents per share, which will be paid on March 2, 2009 to common stockholders of record as of February 19, 2009.

Patrick L. Alexander, President and Chief Executive Officer commented, “2008 was one of the more difficult economic environments for financial institutions in recent history.  Declining residential real estate values, falling consumer confidence, increased unemployment, and decreased consumer spending have all contributed to a slowing economy and a difficult credit environment.  In spite of these conditions, we are pleased to report net earnings of $4.6 million in 2008.  We were able to increase our net interest margin from 3.47% in 2007 to 3.51% in 2008.  This is particularly notable considering the competitive deposit pricing pressures that existed in a market that witnessed a dramatic decline in benchmark interest rates during 2008 as the Federal Reserve Bank responded to a series of market crisis and the severe tightening within the credit markets.  Our origination activity of high quality, one-to-four family mortgage loans, which were sold in the secondary market, was very strong, resulting in an increase of gains on sale of loans of $502,000 compared to 2007.  Fees and service charges increased $228,000 in 2008 as compared to 2007.  Additionally, during 2008 we were able to capture $497,000 in gains on sales of investment securities and an aggregate gain of $270,000 on the early prepayment of Federal Home Loan Bank (FHLB) advances assumed in prior acquisitions.  These very positive accomplishments in 2008 helped to offset an increase in the provision for loan losses from $255,000 in 2007 to $2.4 million in 2008.  In light of the economic conditions and developments of this past year we are pleased to report these financial results while maintaining our strong capital and liquidity positions.”

Alexander further commented, “We think it is only prudent to continue to provide for loan losses at a higher level than in 2007 due to the difficult conditions currently existing in the economy.  During 2008 we felt it was necessary to increase our provision for loan losses based upon our analysis of our loan portfolio as well as deteriorating market conditions.  Even though our levels of non accrual and past due loans declined over the past year, increased levels of loan loss provision were warranted given the economic environment and the uncertainty regarding the length and severity of the recession we are currently experiencing.  We feel the external risks within the environment which we operate remain present today and will need to be continuously monitored.  We believe that our capital levels, loan portfolio management and our provision for loan losses position us to deal with the economic uncertainties in this challenging environment.  We will continue to monitor economic events closely, along with the performance of our loan portfolio, and take the necessary steps required to address any issues that may arise.”

Net interest income for the fourth quarter of 2008 increased $321,000 to $4.6 million as compared to the fourth quarter of 2007.  Our net interest margin, on a tax equivalent basis, increased to 3.59% from 3.34% during the fourth quarter of 2008 as compared to the same period in 2007.  The provision for loan losses increased $940,000, to $1.0 million during the fourth quarter of 2008 as compared to the fourth quarter of 2007.  As described above, this increase was primarily from changes in economic conditions experienced during 2008.  Total non-interest income increased $229,000 to $1.7 million for the fourth quarter of 2008 as compared to the fourth quarter of 2007.  The increase was primarily attributable to increases of $105,000 in gains on sale of loans and $78,000 in other non-interest income.  The increase in gains on sales of loans was driven by higher origination volumes of residential real estate loans that were sold in the secondary market.  The increase in other non-interest income was the result of a recovery on a previously acquired loan that had no fair value on the date of acquisition.  Total non-interest expense for the quarter increased $486,000 compared to the fourth quarter of 2007.  The increase was primarily attributable to increases of $326,000 in compensation and benefits and $137,000 in other non-interest expense.  The increase in compensation and benefits was driven primarily by increased staffing levels and general pay increases.  The increase in other non-interest expenses was primarily the result of an increase of $33,000 in foreclosure and other real estate asset expenses, as well as $36,000 of other than temporary impairment charges on certain investment securities.  The effective tax rate was (15.9)% for the fourth quarter of 2008 as compared to 10.8% for the same period of 2007.  The decline in the effective tax rate was driven by lower taxable income.  The fourth quarter of 2008 and 2007 both reflect the recognition of previously unrealized tax benefits which favorably impacted our effective tax rate.

Net interest income for 2008 increased $349,000 to $18.0 million as compared to 2007.  Our net interest margin, on a tax equivalent basis, increased to 3.51% from 3.47% for the years ended December 31, 2008 and 2007, respectively.  The provision for loan losses increased $2.1 million, to $2.4 million, during 2008.  Total non-interest income increased $1.6 million to $7.5 million for 2008, which was primarily attributable to $497,000 in gains on sales of investment securities, a $270,000 gain on the prepayment of previously acquired FHLB advances and increases of $502,000 in gains on sales of loans and $228,000 in fees and service charges, as compared to 2007.  The increase in gains on sales of loans were driven by higher origination volumes of residential real estate loans that were sold in the secondary market while the increase in fees and service charges were primarily deposit related.  Total non-interest expense increased $872,000, an increase of 5.2% during 2008 as compared to 2007.  The increase was primarily attributable to increases of $568,000 in compensation and benefits and $352,000 in other non-interest expense.  The increase in compensation and benefits was driven primarily by increased staffing levels and general pay increases.  The increase in other non-interest expenses was primarily the result of $118,000 increase in foreclosure and other real estate asset expenses, as well as $66,000 of other than temporary impairment charges on certain investment securities.  The effective tax rate was 19.6% for 2008 as compared to 19.4% for 2007.

Total assets decreased to $602.2 million at December 31, 2008, compared to $606.5 million at December 31, 2007.  Net loans were $365.8 million at December 31, 2008, compared to $376.2 million at December 31, 2007.  At December 31, 2008, the allowance for loan losses was $3.9 million, or 1.0% of gross loans outstanding, compared to $4.2 million, or 1.1% of gross loans outstanding at December 31, 2007.  Loans past due more than a month totaled $9.4 million at December 31, 2008, compared to $11.9 million at December 31, 2007.  Loans past due more than a month and still accruing interest at December 31, 2008, totaled $4.1 million.  At December 31, 2008, $5.7 million in loans were on non-accrual status, or 1.6% of net loans, compared to a balance of $10.0 million in loans on non-accrual status, or 2.7% of net loans, at December 31, 2007.  The decrease in non-accrual loans was primarily the result of the collection of the outstanding balances on two loan relationships totaling $3.0 million.  Net loan charge-offs for the year ended December 31, 2008 were $2.7 million compared to $113,000 for the year ended December 31, 2007.  While the charge-offs increased during 2008, substantially all had a specific loss reserve allocation at December 31, 2007.  The increased charge-offs were primarily related to four loan relationships, with impaired collateral, on which we had exhausted our collection attempts.

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence, Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	December 31, 2008	December 31, 2007
ASSETS:

Cash and cash equivalents	$13,787,640	$14,739,148
Investment securities	171,296,722	164,724,181
Loans, net (1)	365,771,707	376,156,608
Loans held for sale	1,487,550	1,723,687
Premises and equipment, net	13,955,625	14,259,172
Goodwill	12,894,167	12,894,167
Other intangible assets, net	2,406,840	3,144,001
Bank owned life insurance	11,995,918	11,634,535
Other assets	8,617,317	7,179,224
TOTAL ASSETS	$602,213,486	$606,454,723

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Deposits	$439,545,776	$452,652,306
Other borrowings	104,365,724	93,088,079
Other liabilities	6,896,284	8,418,200
Total liabilities	550,807,784	554,158,585
Stockholders’ equity	51,405,702	52,296,138
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$602,213,486	$606,454,723

(1)

Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses. The allowance for loan losses was $3,870,963 and $4,171,667 at December 31, 2008 and December 31, 2007, respectively.

NONPERFORMING ASSETS (unaudited):

	December 31, 2008	December 31, 2007

Total non-accrual loans	$5,748,416	$10,037,022
Accruing loans over 90 days past due	—	—
Real estate owned	1,934,054	491,722
Total nonperforming assets	$7,682,470	$10,528,744

Total nonperforming loans to total loans, net	1.6%	2.7%
Total nonperforming assets to total assets	1.3%	1.7%
Allowance for loan losses to gross loans outstanding	1.0%	1.1%
Allowance for loan losses to total nonperforming loans	67.3%	41.5%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Years ended December 31,		Three months ended December 31,
	2008	2007	2008	2007
Interest income:
Loans	$24,436,887	$28,464,807	$5,658,660	$6,829,557
Investment securities	7,165,135	7,020,219	1,739,319	1,772,384
Other	44,679	66,063	5,902	30,632
Total interest income	31,646,701	35,551,089	7,403,881	8,632,573

Interest expense:
Deposits	9,896,805	13,505,636	1,900,638	3,387,896
Borrowed funds	3,718,217	4,362,576	926,030	988,367
Total interest expense	13,615,022	17,868,212	2,826,668	4,376,263

Net interest income	18,031,679	17,682,877	4,577,213	4,256,310
Provision for loan losses	2,400,000	255,000	1,000,000	60,000

Net interest income after provision for loan losses	15,631,679	17,427,877	3,577,213	4,196,310

Non-interest income:
Fees and service charges	4,232,838	4,004,770	1,059,053	1,045,860
Gains on sales of loans	1,457,252	955,289	320,471	215,220
Gains on sales of investment securities	497,134	—	—	—
Gain on prepayment of FHLB borrowings	270,294	—	24,261	—
Bank owned life insurance income	488,184	473,682	134,225	126,247
Other	596,333	481,893	188,088	109,631
Total non-interest income	7,542,035	5,915,634	1,726,098	1,496,958

Non-interest expense:
Compensation and benefits	8,794,776	8,226,676	2,355,964	2,029,991
Occupancy and equipment	2,848,081	2,860,629	726,615	813,777
Amortization of intangibles	791,594	915,503	186,629	217,147
Data processing	774,315	751,010	188,478	160,928
Professional fees	469,357	437,335	127,627	103,892
Advertising	447,258	415,020	182,322	93,028
Other	3,385,130	3,032,191	879,687	742,975
Total non-interest expense	17,510,511	16,638,364	4,647,322	4,161,738
Earnings before income taxes	5,663,203	6,705,147	655,989	1,531,530
Income tax expense	1,109,819	1,303,083	(104,449)	165,255
Net earnings	$4,553,384	$5,402,064	$760,438	$1,366,275

Net earnings per share (2)
Basic	$1.90	$2.12	$0.32	$0.54
Diluted	1.89	2.10	0.32	0.54

Book value per share (2)	$21.67	$22.04	$21.67	$22.04

Shares outstanding at end of period	2,372,250	2,521,430	2,372,250	2,521,430

Weighted average common shares outstanding - basic	2,401,888	2,553,475	2,378,440	2,532,855
Weighted average common shares outstanding - diluted	2,409,730	2,572,480	2,385,278	2,549,252

(2)	Net earnings per share and book value per share at or for the periods ended December 31, 2007 have been adjusted to give effect to the 5% stock dividend paid during December 2008.

OTHER DATA (unaudited):

	Twelve months ended December 31,		Three months ended December 31,
	2008	2007	2008	2007

Return on average assets (3)	0.75%	0.90%	0.50%	0.91%
Return on average equity (3)	8.98%	10.78%	6.02%	10.55%
Equity to total assets	8.54%	8.62%	8.54%	8.62%
Net interest margin (3) (4)	3.51%	3.47%	3.59%	3.34%

(3)	Information for the three months ended December 31 is annualized.
(4)	Net interest margin is presented on a full taxable equivalent basis, using a 34% federal tax rate.